UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 3, 2012

FUQI INTERNATIONAL, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-33758	20-1579407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Company’s telephone number, including area code:  +86 (755) 2580-1888

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Ms. Eileen B. Brody and Mr. Victor A. Hollander from the Board of Directors

On January 3, 2012, Ms. Eileen B. Brody and Mr. Victor A. Hollander tendered their resignation as members of the board of directors (the “Board”) of Fuqi International, Inc. (the “Company) and as members of the audit committee of the Board (the “Audit Committee”) through resignation letters received by the Company as of such date (the “Resignation Letters”).

In their identical Resignation Letters, Ms. Brody and Mr. Hollander each stated that their resignations were the result of, among other things: (i) the Company’s and management’s alleged failure to pay the fees of legal, auditing and other professional services engaged by the Audit Committee and (ii) management’s alleged assumption of responsibility and authority for engaging a professional accounting firm without the approval of the Audit Committee.   Because of the alleged failures to pay such fees and management’s role in engaging such professional accounting firm, Ms. Brody and Mr. Hollander stated that the Audit Committee had been rendered incapable of performing the functions assigned to it under the Audit Committee Charter.  Copies of the Resignation Letters are attached as Exhibits 17.1 and 17.2 to this Current Report on Form 8-K.

The Company disagrees with the statements contained in the Resignation Letters and is providing the following discussion in response to the reasons asserted by both Ms. Brody and Mr. Hollander as leading to their resignations and certain of the allegations contained in their Resignation Letters.

The Company has received to-date approximately $2.6 million of invoices for fees and expenses with respect to outside professionals in connection with the ongoing litigation, internal investigation, and certain government investigations for which the Audit Committee has direct responsibility.  During the 2010 and 2011 periods, the Company received bills for approximately $1.7 million in fees and expenses from a law firm separately retained by Ms. Brody and Mr. Hollander, who were independent members of the Board, to provide legal advice to them individually related to various matters.  The Company has already paid approximately $0.9 million of the bills charged by that law firm without receiving a clear understanding of the benefit or results delivered from such law firm’s services.  The Company deserves a full explanation considering that no responsive pleadings have been filed in any of the cases in which that firm was retained to represent Ms. Brody and Mr. Hollander, and the cases have largely been dormant.

The Audit Committee, of which Ms. Brody was the Chairperson and Mr. Hollander was a member, independently retained a second law firm to conduct an internal investigation.  In six months, this law firm and various vendors it hired incurred approximately $0.9 million of fees and expenses without having completed any reports or findings.  The Company has paid approximately 60% of the invoices to-date in this instance.

These significant fees and expenses require extensive review of the nature of the charges by the Company and by its insurance carriers who are jointly responsible for such charges.  Accordingly, the Company has been conducting an ongoing analysis of the reasonableness of the billings and of the adequacy of supporting documentation before making additional payments.  If necessary, the Company will seek appropriate adjustment of any unpaid balance.

With respect to Ms. Brody and Mr. Hollander’s allegation that management assumed responsibility for engaging a professional accounting firm to perform the 2011 year-end inventory audit without the Audit Committee’s approval, the Company first notes that the 2011 year-end physical inventory is not a financial statement audit and is a necessary task which must be performed on a timely basis — starting on December 31, 2011 and completed by January 6, 2012. In September of 2011, the Audit Committee and the Company’s management agreed that the Company should begin to identify and discuss with major accounting firms their availability to perform such year-end physical inventory.  Over the next three to four months, the Company’s management working with the Audit Committee engaged in discussions with several major accounting firms, resulting in the identification of a major accounting firm which would perform such year-end physical inventory. However, on December 21, 2011, the Company was notified by that major accounting firm it would not be able to perform the year-end physical inventory. At that point, with the December 31st commencement date rapidly approaching, the Company considered using either (i) the accounting firm that had previously performed the Company’s 2011 second quarter physical inventory (the “Outside Accounting Firm”) or (ii) the Company’s current outside financial statement audit firm (the “Current Audit Firm”). Due to the fact that the Current Audit Firm had not responded to a previous inquiry regarding the project which was sent to them in early December, the Company’s management began substantial discussions with the Outside Accounting Firm throughout the Christmas holidays. The Company confirmed with the Outside Accounting Firm that it was able to perform the 2011 year-end physical inventory in a timely manner and that it could mobilize the approximately fifteen personnel who would be required to perform and complete the physical inventory in Shenzhen, Shanghai and Beijing.  The Outside Accounting Firm delivered its engagement letter to the Company on December 28, 2011 and Ms. Brody provided her suggestions for the scope of the project on this date as well. However, Ms. Brody later informed management after December 28, 2011 that the Audit Committee recommended the hiring of the Company’s Current Audit Firm to perform the 2011 year-end physical inventory.  Given the time sensitivity of the project and the coordination required to commence the project by December 31, 2011, the Company and management believed that it was too late to change the accounting firm.  The Company’s management believes that the hiring of the Outside Accounting Firm was a joint effort between the Audit Committee and the Company’s management. Neither Ms. Brody nor Mr. Hollander ever objected to the hiring of the Outside Accounting Firm, and Ms. Brody was informed and involved in the entire selection process through emails and conference calls. The Company’s management is surprised by the position taken by Ms. Brody and Mr. Hollander regarding the selection process of the accounting firm to perform the year-end physical inventory.

The Company and management have neither interfered with the independence of the Audit Committee nor rendered it incapable of performing the functions assigned to it under the Audit Committee Charter.  The Company and management have cooperated with the Audit Committee by, among other things, producing documents, cooperating with investigations, and making Company personnel and other outside resources available in a timely manner as requested by the Audit Committee.

The Company regretfully accepts the resignation of Ms. Brody and Mr. Hollander and thanks them for their many years of Board service.

No later than the day this report is filed, we will provide a copy to each of Ms. Brody and Mr. Hollander and inform each of them of the opportunity to furnish us, as promptly as possible, with a letter addressed to us stating whether she or he agrees with the statements we made in this report and, if not, stating the respects in which she or he does not agree. In the event we receive such a letter we will file it with SEC as an exhibit by an amendment to this report within two business days after its receipt.

Item 9.01.                              Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

17.1	Resignation Letter of Eileen B. Brody, dated January 3, 2012
17.2	Resignation Letter of Victor A. Hollander, dated January 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012	FUQI INTERNATIONAL, INC.

	By:	/s/ Kim K. T. Pan
	Name	Kim K. T. Pan
	Title:	President, Chief Executive Officer, and Interim Chief Financial Officer